UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 29, 2020

Bioethics, Ltd.

(Exact name of Registrant as specified in its charter)

Nevada	33-55254-41	87-0485312
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

1661 Lakeview Circle, Ogden, UT, 84403

 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 801-399-3632

N/A

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

Emerging Growth Company o

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a of the Exchange Act. o

Section 8 – Other Events

Item 8.01 Other Events

Term Sheet – XCR Diagnostics, Inc.

On July 29, 2020, Bioethics Ltd. (the “Company”), entered into a non-binding Term Sheet with XCR Diagnostics, Inc. (“XCR”), subject to a number of conditions, to acquire 100% of the ownership of XCR. The consideration to be paid by the Company in the proposed purchase of XCR is approximately 34,158,826 shares of the Company’s common stock post 1-for-10 reverse stock split as further described below. The proposed acquisition is presently designed to occur by the Company purchasing shares of common stock of XCR through a tax-free share exchange whereby XCR becomes an operating subsidiary of the Company. As part of the transaction, the XCR stockholders will be issued approximately 34,158,826 shares in the Company and will constitute a substantial majority of the stockholders set out in Section “D” of the Term Sheet. The Company agrees to cause all known liabilities of the Company to be paid or settled by the closing date of the proposed merger (“Transaction”), except for $200,000 as noted in Section I of the Term Sheet. The Term Sheet proposes that the Company shall cover the payment of audit fees, FINRA fees, Secretary of State fees, and other fees and costs necessary to close the Transaction, conduct an offering, register shares with the SEC, but that XCR may agree to assist with some of these expenses. The Company affiliates Mark Scharmann and Elliott Taylor will agree to a lock-up/leak-out agreement governing their Company shares.

The terms of the proposed transaction must be set forth in a definitive agreement. There are no assurances that we will be successful in negotiating an acceptable definitive agreement, when or whether a definitive agreement will be reached between the parties, or that the proposed purchase will be consummated. Even if a definitive agreement is executed, the terms of the proposed purchase may change materially from the terms set forth in the Term Sheet. There will be many conditions to closing, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing will occur, even if the parties successfully negotiate and sign a definitive agreement. In addition, the Term Sheet requires that the Company raise at least $300,000 in a private placement within 90 days of Closing or XCR is entitled to rescind the Transaction in its sole discretion.

Closing of the acquisition of XCR is subject to a number of conditions, including but not limited to the completion of due diligence investigation of XCR by the Company that is acceptable to the Company, execution of 10-for-1 reverse split of the Company’s common stock, execution of definitive acquisition documents, obtaining necessary third-party approvals, including approvals by the boards and majority stockholders of both XCR and the Company, and completion of all necessary securities filings. The Company is currently engaged in due diligence of XCR and has not yet started to negotiate a definitive agreement for the proposed acquisition.

The foregoing description of the Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Sheet, which is attached as Exhibit 10.12 to this Current Report on Form 8-K and incorporated in this Item 8.01 by reference.

Any equity securities that may be issued in the private placement will not be registered under the Securities Act of 1933, as amended, or applicable state laws and may not be offered or sold in the United States absent registration or an available exemption under applicable federal and state securities laws. The disclosures in this Form 8-K regarding the private placement are being made pursuant to Rule 135c under the Securities Act of 1933. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company or XCR.

Item 9.01 Financial Statements and Exhibits

Exhibits

Exhibit Description

No.

10.12Non-binding Term Sheet for Bioethics, Ltd. to acquire XCR Diagnostics, Inc. dated July 29, 2020.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 31, 2020Bioethics, Inc.

/s/ Mark Scharmann

Mark Scharmann

Chief Executive Officer